Southern California Edison Company                            Kenneth S. Stewart
P.O. Box 800
2244 Walnut Grove Avenue
Rosemead, California 91770

                                                                       EXHIBIT 5

                                January 19, 2000


Southern California Edison Company
2244 Walnut Grove Avenue
Rosemead, California  91770

Ladies and Gentlemen:

         This opinion is rendered in connection with the offering and sale of $250,000,000 aggregate principal amount of 7-5/8% Notes, Due 2010 (the "Securities") of Southern California Edison Company, a California corporation (the "Company"), registered under the Securities Act of 1933, as amended (the "Act"), pursuant to Registration Statement No. 333-497.

         As  Assistant   General   Counsel  of  the  Company,   I  have  general
responsibility over the attorneys within the Company's Law Department responsible for rendering legal counsel to the Company regarding corporate, financial, and securities matters. I am generally familiar with the organization, history, and affairs of the Company. I am also familiar with the proceedings taken and proposed to be taken by the Company in connection with the offering and sale of the Securities, and I have examined such corporate records, certificates, and other documents and such questions of the law as I have considered necessary or appropriate for the purposes of this opinion. In addition, I have responsibility for supervising lawyers who may have been asked, by me or others, to review legal matters arising in connection with the offering and sale of the Securities. Accordingly, some of the matters referred to herein have not been handled personally by me, but I have been made familiar with the facts and circumstances and the applicable law, and the opinions herein expressed are my own or are opinions of others in which I concur.

         Based upon the foregoing, I advise you that, in my opinion:

         (1) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of California.

         (2) Subject to the continued effectiveness of the appropriate orders of the Public Utilities Commission of the State of California authorizing the issuance and sale of the Securities, when the Securities have been duly executed and authenticated in accordance with the related Indenture, and the Securities have been issued and sold as contemplated in the Prospectus and Prospectus Supplement relating to the Securities, the Securities will constitute legally valid and binding obligations of the Company.


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Southern California Edison Company
January 19, 2000
Page Two


         I hereby consent to the filing of this opinion with the Securities and Exchange Commission and to the reference to me under the heading "Validity of Debt Securities" in the Prospectus and "Validity of the Notes" in the Prospectus Supplement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                                     Very truly yours,


                                                     KENNETH S. STEWART
                                                     KENNETH S. STEWART
                                                    Assistant General Counsel